Exhibit 10.6

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT, dated as of July 29, 2014 (this “Agreement”), is by and between TRANSOCEAN PARTNERS HOLDINGS LIMITED, a Cayman Islands exempted company (“TPHL”), and TRANSOCEAN PARTNERS LLC, a Marshall Islands limited liability company (the “Company”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, TPHL has caused the formation of the Company, pursuant to the Marshall Islands Limited Liability Company Act of 1996 (as amended from time to time, the “Marshall Islands Act”), to hold subsidiaries that will own, operate and acquire modern, technologically advanced offshore drilling rigs, as well as to engage in any other business activity that is approved by the Board of Directors of the Company (the “Board”) and that lawfully may be conducted by a limited liability company organized pursuant to the Marshall Islands Act;

WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, each of the following actions has been taken prior to the date hereof:

1.	On January 31, 2014, Transocean Inc., a Cayman Islands exempted company (“TI”), formed TPHL under the laws of the Cayman Islands;

2.	On February 6, 2014, TPHL formed the Company under the Marshall Islands Act and on April 25, 2014, TPHL contributed to the Company $1,000 in exchange for all of the limited liability company interest in the Company;

3.	On February 6, 2014, TPHL formed Triton RIGP DCL Holding Limited (“RIGP DCL Holding”), Triton RIGP DIN Holding Limited (“RIGP DIN Holding”) and Triton RIGP DD3 Holding Limited (“RIGP DD3 Holding”), under the laws of the Cayman Islands and paid $100 each for 100 shares of each of RIGP DCL Holding, RIGP DIN Holding and RIGP DD3 Holding, representing all of the issued and outstanding share capital of RIGP DIN Holding, RIGP DCL Holding and RIGP DD3 Holding, respectively;

4.	On February 18, 2014, Transocean Offshore Deepwater Drilling Inc., a Delaware corporation (“TODDI”), formed Transocean RIGP DCL LLC (“DCL LLC”), Transocean RIGP DIN LLC (“DIN LLC”) and Transocean RIGP DD3 LLC (“DD3 LLC”), under the Delaware Limited Liability Company Act, and contributed $1,000 to each such entity in exchange for all of the limited liability company interests in each of DCL LLC, DIN LLC and DD3 LLC, respectively;

5.	On February 24, 2014, RIGP DCL Holding formed Triton RIGP DCL Holdco Limited (“RIGP DCL Holdco”) under the laws of England and Wales and contributed £10 thereto in exchange for 10 shares of RIGP DCL Holdco, representing all of the issued and outstanding share capital of RIGP DCL Holdco;

6.	On February 24, 2014, RIGP DIN Holding formed Triton RIGP DIN Holdco Limited (“RIGP DIN Holdco”) under the laws of England and Wales and contributed £10 thereto in exchange for 10 shares of RIGP DIN Holdco, representing all of the issued and outstanding share capital of RIGP DIN Holdco;

7.	On February 24, 2014, RIGP DD3 Holding formed Triton RIGP DD3 Holdco Limited (“RIGP DD3 Holdco”) under the laws of England and Wales and contributed £10 thereto in exchange for 10 shares of RIGP DD3 Holdco, representing all of the issued and outstanding share capital of RIGP DD3 Holdco;

8.	On March 11, 2014, RIGP DCL Holdco filed a foreign business registration in the Cayman Islands;

9.	On March 11, 2014, RIGP DIN Holdco filed a foreign business registration in the Cayman Islands;

10.	On March 11, 2014, RIGP DD3 Holdco filed a foreign business registration in the Cayman Islands;

11.	Effective April 1, 2014, TODDI assigned the drilling contracts for Discoverer Clear Leader (together with any associated assets, “DCL”), Discoverer Inspiration (together with any associated assets, “DIN”) and Development Driller III (together with any associated assets, “DD3” and, together with DCL and DIN, the “Rigs”) to DCL LLC, DIN LLC and DD3 LLC (collectively, the “Rig Operators” and individually, a “Rig Operator”), respectively;

12.	Effective April 1, 2014, TODDI assigned rights to DCL, DIN and DD3 under bareboat charters to DCL LLC, DIN LLC and DD3 LLC, respectively;

13.	On April 1, 2014, in connection with the assignment of drilling contracts, TI provided to BP plc a financial and performance guarantee on behalf of DD3 LLC;

14.	On May 1, 2014, TPHL formed Transocean RIGP DCL Opco Limited (“RIGP DCL OPCO”), Transocean RIGP DIN Opco Limited (“RIGP DIN OPCO”) and Transocean RIGP DD3 Opco Limited (“RIGP DD3 OPCO”), under the laws of the Cayman Islands and paid $1 each for one share of each of RIGP DCL OPCO, RIGP DIN OPCO and RIGP DD3 OPCO, representing all of the issued and outstanding share capital of RIGP DCL OPCO, RIGP DIN OPCO and RIGP DD3 OPCO, respectively;

15.	On May 20, 2014, Triton Asset Leasing GmbH, a Swiss limited liability company (“TAL”), and DCL LLC entered into a new bareboat charter with respect to DCL;

16.	On July 28, 2014, TI issued to TPHL three promissory notes, each with TI as debtor, in the amount of the respective Fair Market Values of each of DCL LLC (the “DCL Operator Note”), DIN LLC (the “DIN Operator Note”) and DD3 LLC (the “DD3 Operator Note”, and together with the DCL Operator Note and the DIN Operator Note, the “Rig Operator Notes”) in exchange for a promissory note, with TPHL as debtor, in an aggregate amount equal to the principal amount of the Rig Operator Notes;

17.	On July 28, 2014, TPHL contributed (a) to RIGP DCL OPCO the DCL Operator Note, in exchange for 39,999 shares of RIGP DCL OPCO, (b) to RIGP DIN OPCO the DIN Operator Note, in exchange for 39,999 shares of RIGP DIN OPCO and (c) to RIGP DD3 OPCO the DD3 Operator Note, in exchange for 39,999 shares of RIGP DD3 OPCO;

18.	On July 28, 2014, TI issued to TPHL three promissory notes, each with TI as debtor, in the amount equal to the respective Fair Market Values of each of DCL (the “DCL Note”), DIN (the “DIN Note”) and DD3 (the “DD3 Note” and, together with the DCL Note and the DIN Note, the “Rig Notes”) in exchange for a promissory note, with TPHL as debtor, in an aggregate amount equal to the principal amount of the Rig Notes;

19.	On July 28, 2014, (a) TAL sold DCL to TPHL in exchange for the DCL Note and the assumption by TPHL of the Royalty Obligation with respect to DCL, (b) Triton Nautilus Asset Leasing GmbH, a Swiss limited liability company (“TNAL”), sold DIN to TPHL in exchange for the DIN Note and the assumption by TPHL of the Royalty Obligation with respect to DIN and (c) GlobalSantaFe Leasing Services GmbH, a Swiss limited liability company (“GSFLS” and, together with TAL and TNAL, the “Swiss Rig Owners”), sold DD3 to TPHL in exchange for the DD3 Note and the assumption by TPHL of the Royalty Obligation with respect to DD3;

20.	On July 28, 2014, TPHL contributed (a) DCL to RIGP DCL Holding in exchange for 39,900 shares of RIGP DCL Holding, (b) DIN to RIGP DIN Holding in exchange for 39,900 shares of RIGP DIN Holding and (c) DD3 to RIGP DD3 Holding in exchange for 39,900 shares of RIGP DD3 Holding;

21.	On July 28, 2014, RIGP DCL Holding contributed DCL to the Cayman Islands branch of RIGP DCL Holdco in exchange for 39,990 shares of RIGP DCL Holdco;

22.	On July 28, 2014, RIGP DIN Holding contributed DIN to the Cayman Islands branch of RIGP DIN Holdco in exchange for 39,990 shares of RIGP DIN Holdco;

23.	On July 28, 2014, RIGP DD3 Holding contributed DD3 to the Cayman Islands branch of RIGP DD3 Holdco in exchange for 39,990 shares of RIGP DD3 Holdco;

24.	On July 28, 2014, the Swiss Rig Owners assigned rights to DCL, DIN and DD3 under bareboat charters to RIGP DCL Holdco, RIGP DIN Holdco and RIGP DD3 Holdco, respectively;

25.	On July 29, 2014, the Company executed a Working Capital Promissory Note in $43,438,256.00 principal amount (the “Working Capital Note”) in favor of Transocean Financing GmbH (“TO Financing”), and TO Financing loaned to the Company $43,438,256.00 in cash; and

26.	On July 29, 2014, TODDI provided to each Rig Operator a guaranty with respect to any customer receivables held by such Rig Operator on the closing date of the applicable Assignment and Bill of Sale to the extent taken into account for purposes of computing the Net Working Capital of the Rig Operator thereunder.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Assignment(s) and Bill(s) of Sale” means the agreements pursuant to which TODDI sells, conveys, assigns, transfers, sets over and delivers all of its rights, title and interest in, to and under each of DCL LLC, DIN LLC and DD3 LLC to RIGP DCL OPCO, RIGP DIN OPCO and RIGP DD3 OPCO, respectively.

“Closing Date” has the meaning set forth in the LLC Agreement.

“Common Unit” has the meaning set forth in the LLC Agreement.

“Company Group” has the meaning set forth in the LLC Agreement.

“Effective Time” means immediately prior to the execution of the Underwriting Agreement.

“Fair Market Value” means (a) in the case of the Rigs, the fair market value of each of the Rigs, as applicable, as determined by TI in its sole discretion, and (b) in the case of the Rig Operators, the aggregate of (i) the amount of estimated Net Working Capital of such Rig Operator as of the day before the day of the sale of the ownership interests in such Rig Operator contemplated under Section 2.2 hereof and (ii) the fair market value of all of the assets and liabilities of such Rig Operator that are neither included in (i) nor the subject of an indemnity by TODDI under the Assignments and Bills of Sale.

“Incentive Distribution Rights” has the meaning set forth in the LLC Agreement.

“Initial Public Offering” has the meaning set forth in the LLC Agreement.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof.

“Net Working Capital” means the net amount of the working capital of any Rig Operator as of the day before the day of closing of the sale of the relevant interest contemplated in Section 2.2 hereof, calculated in the same manner as calculated for the forecast for the Company included in its Registration Statement, as determined by TODDI in its sole discretion.

“Registration Statement” means the Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission (Registration No. 333-196958), as amended.

“Royalty” means any royalty owing or paid to TODDI under a technology license for a dual activity patent utilized by each of the Rigs in an amount equal to 5% of the dayrate received under the applicable drilling contract for the applicable Rig.

“Royalty Obligation” means the obligation to pay the Royalty.

“Subordinated Unit” has the meaning set forth in the LLC Agreement.

“Transocean Member Interest” has the meaning set forth in the LLC Agreement.

“Underwriting Agreement” has the meaning set forth in the LLC Agreement.

ARTICLE II

CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

The following transactions will be executed in the sequence set forth in this Article II:

2.1 Contribution of Entities to the Company. TPHL hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Company 20,400 shares of each of RIGP DCL Holding, RIGP DIN Holding, RIGP DD3 Holding, RIGP DCL OPCO, RIGP DIN OPCO and RIGP DD3 OPCO, representing, in each case a 51% ownership interest in each such entity, in exchange for 41,379,310 Common Units and 27,586,207 Subordinated Units representing a 60% and 40% limited liability company interest, respectively, in the Company, the non-economic Transocean Member Interest in the Company, 100% of the Incentive Distribution Rights and $24,905,008 in cash received from the proceeds of the Working Capital Note, and the Company hereby accepts such contribution from TPHL.

2.2 Transfer of Rig Operators. Pursuant to the terms of the Assignments and Bills of Sale, the parties shall ensure that TODDI sells, conveys, assigns, transfers, sets over and delivers all of its rights, title and interest in, to and under each of DCL LLC, DIN LLC and DD3 LLC to RIGP DCL OPCO, RIGP DIN OPCO and RIGP DD3 OPCO, respectively, in exchange for the purchase price as determined under such agreement (the “Purchase Price”), and each of RIGP DCL OPCO, RIGP DIN OPCO and RIGP DD3 OPCO accepts such rights, title and interest from TODDI. The Purchase Price for each Rig Operator (a) shall equal the Fair Market Value of such Rig Operator, as adjusted to reflect the actual Net Working Capital of such Rig Operator and (b) shall be satisfied, in whole or in part, by the delivery of the Rig Operator Notes to TODDI.

ARTICLE III

FURTHER ASSURANCES

From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to identify all of the assets being contributed as required in connection with this Agreement. It is the express intent of the Parties that the Company Group own all assets necessary to operate the assets that are identified in this Agreement and in the Registration Statement. To the extent that any assets were not identified but are necessary to the operation of the assets that are so identified in this Agreement and in the Registration Statement, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the Company Group pursuant to this Agreement. To the extent any such assets are identified at a later date, the Parties shall take all appropriate action required in order to convey such assets to the applicable member of the Company Group. Likewise, to the extent that any assets that are conveyed to the Company Group hereunder are later identified by the Parties as assets that the Parties did not intend to convey to the Company Group as reflected in the Registration Statement, the Parties shall take all appropriate action required to convey such assets to the appropriate Party.

Furthermore, without limiting any liabilities or other remedies of the Parties applicable under this Agreement or any other agreements, if and to the extent that the valid, complete and perfected transfer or assignment of any assets by any Party to any member of the Company Group or the acquisition of any assets from any Party by any member of the Company Group would be a violation of applicable law, or require any additional consents, approvals or notifications in connection with the transfer of such assets by any Party to any member of the Company Group that have not been obtained or made by the Effective Time, then, unless the Parties shall otherwise mutually determine, the transfer or assignment of such assets to such member of the Company Group or the assumption of such assets by such member of the Company Group, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such consents, approvals and notifications have been obtained or made. Notwithstanding the foregoing, in such event the applicable Party shall (a) hold such assets in trust for the benefit of the Company Group, (b) not transfer or assign such assets, in whole or in part, other than with the prior consent of the Company, and (c) use reasonable best efforts to assure that each member of the Company Group receives all of the benefits of the assets attempted to have been transferred to it until such time as the attempted transfer is complete, and each member of the Company Group shall bear all costs associated with such assets (except costs associated with the attempted transfer or perfecting such transfer, and subject to offset of any benefits of the assets not received by the Company Group against associated costs incurred by the applicable Party) as if the transfer had been valid and complete.

ARTICLE IV

ORDER OF COMPLETION AND EFFECTIVENESS OF TRANSACTIONS

4.1 Order of Completion of Transactions. The transactions provided for in Section 2.1 shall be completed on the date hereof and prior to the Effective Time, and the transactions provided for in Section 2.2 shall be completed prior to the Closing Date.

4.2 Effectiveness of Transactions. Notwithstanding anything contained in this Agreement to the contrary, Section 2.1 shall be operative on the date hereof without further action by any Party.

ARTICLE V

MISCELLANEOUS

5.1 Costs. TPHL shall pay all expenses, fees and costs, including, but not limited to, all sales, use and similar taxes arising out of the contributions, distributions, conveyances and deliveries to be made under Section 2.1 and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, TPHL shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Article III (to the extent related to any of the contributions, distributions, conveyances and deliveries to be made under Article II).

5.2 Notices. All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by mail, fax or electronic mail or delivered by hand at the addresses set forth on the signature pages hereto or such other address or fax number as either Party may designate to the other Party in writing. Notices will be deemed to be delivered at the time of mail room receipt, if sent by mail or hand delivery, by the time of successful transmission, if sent by fax, or on the read receipt email if sent by email.

5.3 Construction Rules.

(a) A reference to an Article, Section or Schedule shall mean an Article or Section of, or a Schedule to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

(b) The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The word “or” when used in this Agreement will not be exclusive.

(e) Words in the singular when used in this Agreement will be held to include the plural.

(f) Unless specifically stated otherwise, all dollar amounts referred to in this Agreement or required to be paid pursuant to this Agreement are expressed in and shall be paid in United States Dollar funds.

5.4 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. Neither Party may assign its rights and/or obligations under this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

5.5 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

5.6 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

5.7 Counterparts. This Agreement, including the documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

5.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer any benefit, right or obligation upon any other Person.

5.9 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.11 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.

5.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

5.13 Construction. This Agreement shall be construed as if jointly drafted by the Parties and, except as set forth in this Section 5.13, no rule of construction or strict interpretation shall be applied against any Party.

5.14 Relationship of Parties. The Company Group understands and agrees that the relationship of the Parties under this Agreement is strictly a contractual arrangement on the terms and conditions set forth in this Agreement, that no fiduciary, trust, partnership, joint venture, agency or advisory relationship exists between any Party and that the Company Group hereby waives any and all rights that it may otherwise have under applicable law to make any claims or take any action against any Party or any of its affiliates based on any theory of agency, fiduciary duty, relationship of trust or other special standard of care.

5.15 Forum for Disputes. Any actions, suits or proceedings arising out of or relating to this Agreement must be instituted in a state or federal court located in the State of Texas (assuming such court has jurisdiction). The Parties waive any objections they may have to such venue and irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding.

5.16 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

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IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.

TRANSOCEAN PARTNERS HOLDINGS LIMITED

By:	/s/ Tracey Walker
Name:	Tracey Walker
Title:	Vice President and Assistant Treasurer

Address for Notice:
P.O. Box 10342 70 Harbour Drive, 4th Floor Grand Cayman, KY1-1003 Cayman Islands
Telephone: 345-745-4500 Fax: 345-745-4504 Attention: President

TRANSOCEAN PARTNERS LLC

By:	/s/ Joseph Tobing
Name:	Joseph Tobing
Title:	Authorized Signatory

Address for Notice:
Deepwater House Kingswells Causeway Prime Four Business Park Aberdeen, AB15 8PU Scotland United Kingdom
Telephone: 44 1224 654436 Attention: Corporate Secretary

Signature Page to Contribution, Conveyance and Assumption Agreement